EXHIBIT 99.1

SYSTEMONE EXTENDS SAFETY-KLEEN DEADLINE TO TERMINATE EXCLUSIVE
MARKETING AGREEMENT PENDING COMPLETION OF NEGOTIATIONS

     MIAMI, Florida, June 27, 2002—SystemOne Technologies Inc. (OTC BB:STEK.OB)) today announced that it had granted Safety-Kleen Systems, Inc., its exclusive US distributor, an extension of its one time right to terminate its five year Exclusive Marketing and Distribution Agreement with the Company. Under the original terms of the agreement, Safety-Kleen had until June 29, 2002 to terminate the agreement, effective December 29, 2002. Under the terms of the extension, Safety-Kleen has until July 29, 2002 to give notice of its election to terminate the agreement, effective as of January 29, 2003.

     The 30-day extension is intended to allow SystemOne and Safety-Kleen the necessary time to complete negotiations regarding possible changes to the Exclusive Marketing and Distribution Agreement, which could include, among other things, increases in volume coupled with lower unit purchase prices and the use of third party contract manufacturing to provide additional production capacity. Although SystemOne currently believes that Safety-Kleen desires to continue marketing and distributing SystemOne products, given the early stage of the discussions, there can be no assurance as to the exact nature of the changes to the Exclusive Marketing and Distribution Agreement or whether a new agreement will be entered into or whether Safety-Kleen will exercise its termination right. If the Exclusive Marketing and Distribution Agreement were terminated, the Company intends to appoint a new distribution partner effective January 30, 2003 as Safety-Kleen would be obligated to fulfill its purchase commitments through January 29, 2003. There can be no assurance that an acceptable distribution partner will be secured in a timely fashion, if at all, or if secured, on financial terms comparable to the Exclusive Marketing and Distribution Agreement.

     Founded in 1990, SystemOne Technologies designs, manufactures, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded eleven patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

     This press release contains forward-looking statements regarding future events and the future performance of SystemOne Technologies that involves risks and uncertainties that could cause actual events to differ materially including the ultimate outcome of SystemOne Technologies’ discussions with Safety-Kleen, the nature and financial impact of any changes to the Exclusive Marketing and Distribution Agreement, the potential termination of the Exclusive Marketing and Distribution Agreement and the Company’s ability to sustain continuing improvements in revenues and profits even if such agreement were to continue. We refer you to the documents that SystemOne Technologies files from time to time with the Securities and Exchange Commission which contain important factors that could cause its results to differ from its current expectations.